Exhibit 99.1

Kforce Inc. 1001 East Palm Ave. Tampa, FL 33605 (NASDAQ: KFRC)

AT THE FIRM

Michael Blackman

Senior Vice President – Investor Relations

(813) 552-2927

Kforce Announces Corporate 10b5-1 Plan to Facilitate Share Repurchases

TAMPA, FL – January 2, 2008 – Kforce Inc. (NASDAQ: KFRC), a professional staffing and solutions firm, today announced that it entered into a stock repurchase plan under Rule 10b5-1 of the Securities and Exchange Commission (the “Company 10b5-1 Plan”) to facilitate the repurchase of its common stock under its outstanding repurchase authorizations. The Company has approximately $14.8 million available for repurchase of shares as of December 31, 2007 under previous authorizations.

“We are implementing the 10b5-1 plan as it gives us the ability to repurchase shares during our self-imposed blackout periods prior to the announcement of quarterly results,” said Kforce Chairman and Chief Executive Officer David L. Dunkel. “We believe Kforce’s shares remain attractively valued at these levels.”

The plan is effective from January 7, 2008 until February 11, 2008. Repurchases are subject to SEC regulations as well as certain price, market, volume and timing constraints specified in the plan. The plan does not require that any shares be purchased.

About Kforce

Kforce (NASDAQ: KFRC) is a professional staffing firm providing flexible and permanent staffing solutions for commercial and governmental organizations in the skill areas of technology, finance & accounting, and health and life sciences. Backed by over 2,000 staffing specialists, Kforce operates with 68 offices in 41 markets in North America. For more information, please visit our Web site at www.kforce.com.

Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Factors that could cause actual results to differ materially include the following: business conditions and growth in the staffing industry and general economy; competitive factors, risks due to shifts in the market demand, including, without limitation, shifts in demand for our Kforce Government Solutions, Health and Life Sciences, Finance and Accounting and Technology groups, as well as the market for search and flexible staffing assignments; changes in the service mix; ability of the Firm to complete acquisitions; and the risk factors listed from time to time in the Firm's reports filed with the Securities and Exchange Commission, as well as assumptions regarding the foregoing. In particular, there can be no assurance that shares will be repurchased pursuant to the Repurchase Program or that Kforce’s shares are, or will remain, attractively valued. The words “should,” “believe,” “estimate,” “expect,” “intend,” “anticipate,” “foresee,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. The Firm undertakes no obligation to publicly update or revise any forward-looking statements. As a result, such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.